Exhibit 2.1

CERTIFICATE OF FORMATION

OF

Ark7 Properties LLC

The undersigned, being an authorized person for purposes of executing this Certificate of Formation on behalf of Ark7 Properties LLC, a Delaware Limited Liability Company (the L.L.C.), desiring to comply with the requirements of 6 Del.C. Section 18- 201 and the other provisions of the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101, et seq. (the Act), hereby certifies as follows:

1. Name of the L.L.C. - The name of the LLC is Ark7 Properties LLC.

2. Registered Office and Registered Agent of the L.L.C. - The name of the registered agent for service of process on the L.L.C. in the State of Delaware is Agents and Corporations, Inc. The address of the registered agent of the L.L.C. and the address of the registered office of the L.L.C. in the State of Delaware is 1201 Orange Street, Suite 600, Wilmington, DE 19801.

3. Date of Formation and Effective Date - The date of formation and the effective date of the L.L.C. shall be the date of filing of this Certificate of Formation with the Secretary of State of the State of Delaware.

4. Series L.L.C. - This is a Series L.L.C. which may establish designated series of members, managers, limited liability company interests having separate rights, powers or duties with respect to specified property or obligations of the limited liability company or profits and losses associated with specified property or obligations, and, to the extent provided in the limited liability company agreement, any such series may have a separate business purpose or investment objective and/or limitation on liabilities of such series in accordance with the provisions of 6 Del. C. Section 18-215. Notice is hereby given pursuant to 6 Del. C. Section 18-215 that debts, liabilities, and obligations incurred, contracted for, or otherwise existing with respect to a particular series of the LLC, shall be enforceable against the assets of such series only and not against the assets of the LLC generally, or any other series thereof, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing, with respect to the LLC generally, or any other series thereof, shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned hereby executes this Certificate of Formation in accordance with the provisions of 6 Del.C. Section 18-201 on October 31, 2018.

/s/ John L. Williams
John L. Williams
(Authorized Person)